Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Stoke Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share, 2023 Inducement Plan	Rule 457(c) and Rule 457(h)	1,000,000(3)	$ 7.84(2)	$ 7,840,000	$0.00011020	$ 864

Total Offering Amounts					$ 7,840,000

Total Fee Offsets							—

Net Fee Due							$ 864

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2023 Inducement Plan (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Common Stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $7.84 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Global Market on April 10, 2023.

(3)

Represents shares of Common Stock reserved for issuance upon the exercise of stock options and the settlement of restricted stock unit awards under the Registrant’s 2023 Plan to be granted by the Registrant to certain employees as a material inducement to their acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).